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                                                                   Exhibit 3.77


                          Mail to: Secretary of State   For office use only 008
                          Corporations Section
Please include a typed     1560 Broadway, Suite 200
self-addressed envelope      Denver, CO 80202
                                (303) 894-2251
MUST BY TYPED               Fax (303) 894-2242
FILING FEE: $60.00
MUST SUBMIT TWO COPIES

                              RESTATED ARTICLES OF
                          INCORPORATION WITH AMENDMENTS

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following amended and restated Articles of Incorporation. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

FIRST:   The name of the corporation is PEAR COMMERCIAL INTERIORS, INC.

SECOND: The following amended and restated Articles of Incorporation were adopted in the manner marked with an "X" below:

         The amended and restated Articles of Incorporation were adopted by the board of directors where no shares have been issued, or no shareholder action required.

X The amended and restated Articles of Incorporation were adopted by a vote of the shareholders. The number of shares voted for the amended and restated Articles of Incorporation was sufficient for approval.

         The amended and restated Articles of Incorporation were adopted by the incorporators where no shares have been issued or directors elected, or no shareholder action required.

THIRD: The name of the corporation as amended is PEAR COMMERCIAL INTERIORS, INC.

             ATTACH A COPY OF YOUR AMENDED AND RESTATED ARTICLES OF
                                  INCORPORATION

                                               PEAR COMMERCIAL INTERIORS, INC.


                                         Signature /s/  Kathleen M. Delaney
                                                  ------------------------------
                                                    Kathleen M. Delaney
                                         Title Vice President

                                                                   Revised 7/95


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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         PEAR COMMERCIAL INTERIORS, INC.

        ARTICLE FIRST:     The name of the corporation is: PEAR COMMERCIAL
                           INTERIORS, INC.

        ARTICLE SECOND:    The existence of the corporation shall be perpetual.

        ARTICLE TBIRD-     The purpose of the corporation is to engage in any
                           lawful activity as may from time to time be authorized by the corporation's board of directors, which is not prohibited by law or by these Articles of Incorporation. To undertake such other activities as the board of directors may deem reasonable or necessary in the furtherance of the general or specific purposes and powers of the corporation.

                           Further, the corporation shall have and may exercise all rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Colorado and in addition may do everything necessary, suitable, proper for, or incident to, the accomplishment of any of those corporate purposes.

        ARTICLE FOURTH:    The total shares of capital stock which the
                           corporation shall have the authority to issue to one thousand (1,000) shares of common stock, without par value.

        ARTICLE FIFTH:     The name of the registered agent and the address of
                           the registered office is: The Corporation Company, 1675 Broadway, Denver, Colorado 80202.